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                            ASSET PURCHASE AGREEMENT

            ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of January 8, 1999, by and between Spanish Broadcasting System of Puerto Rico, Inc., a Puerto Rico corporation ("Buyer"), and Guayama Broadcasting Company, Inc., a Puerto Rico corporation, and LaMega Estacion, Inc., a Puerto Rico corporation (collectively the "Sellers").

                              W I T N E S S E T H:

            WHEREAS, Sellers are the licensees of Radio Station WMEG(FM) and Radio Station WEGM(FM), licensed to San Juan and Mayaguez, Puerto Rico, respectively (the "Stations"), and related licenses and authorizations issued by the Federal Communications Commission ("FCC"); and

            WHEREAS, Sellers desire to sell certain properties and assets pertaining to the Stations, and Buyer desires to purchase the same, all subject to the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants contained herein, Sellers and Buyer hereby agree as follows:

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            Section 1. Purchase and Sale of Properties and Assets.

            (a) Stations' Assets. Subject to and in reliance upon the representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, on the Closing Date (as defined in Section 4), Sellers agrees to convey, sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase certain of the assets of the Stations, including, but not limited to, the following assets (collectively, the "Stations' Assets"):

                  (i) Licenses and Authorizations. The licenses, permits and authorizations issued by the FCC listed on Schedule 1(a)(i) hereto (collectively, the "Licenses"), and all the rights of Sellers in and to the call letters "WMEG(FM)" and "WEGM(FM)"

                  (ii) Records, Etc. Except as excluded in Section 1(b), all files, logs and books (or true copies thereof) relating to the operation of the Stations, including all records, reports, logs and documents required by the FCC to be maintained and the complete local public file (collectively, the "Records"); provided, however, that Sellers shall be entitled to keep the originals of records for periods prior to January 1, 1998 (the "Sellers-Retained Records"), it being understood that as to the Records (1) Sellers shall have the right on reasonable request and at its expense to make copies thereof; (2) Buyer shall have the right on reasonable request and at its expense to make copies of the Sellers-Retained Records; and (3) Buyer shall preserve and


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protect the originals of all records (except Sellers-Retained Records) for a period of six (6) years from and after the Closing Date.

                  (iii) Personal Property. The tangible personal property of Sellers listed on Schedule(1)(a)(iii) hereto.

                  (iv) Real Property. Title to the real property as described in
Schedule 1(a)(iv) hereof owned by Sellers conveying marketable fee simple title, free and clear of all liens, charges, security interests, claims, obligations and encumbrances whatsoever, and from conditions, equities, reservations, restrictions, encroachments, adverse leases, easements, servitude and limitations, except for restrictions and easements of record as of the date of this Agreement, none of which shall have a material adverse effect on the ability of the Buyer to continue operating the Stations in the same manner as they are now being operated, and except for liens and taxes not yet due and payable. For purposes of this Agreement, "material adverse effect" shall mean a condition or conditions which prevents the orderly operation of the Stations by Buyer consistent with past and existing business practices.

                  (v) Goodwill. All of Sellers' goodwill in, and going concern value of, the Stations.

                  (vi) Agreements, Etc. To the extent Sellers, using their best efforts, are able to secure consents to assignment, the agreements, leases and contracts listed on


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Schedule 1(a)(vi) hereto, including any renewals, extensions, amendments or modifications thereof, and any additional agreements, leases and contracts made or entered into by Sellers in the ordinary course of business including, but not limited to, all unperformed agreements for the sale of advertising on the Stations.

            (b) Excluded Assets. It is understood that no: (i) cash; (ii) inter-company receivables; (iii) notes receivable; (iv) bank deposits; (v) other cash equivalents and/or investment securities; (vi) accounts receivable; (vii) contracts that have expired prior to the Closing Date in the ordinary course of business; (viii) the articles of incorporation, by-laws, minute books, stock transfer records and all other corporate, tax and accounting records relating to the corporate affairs of Sellers; (ix) sales, income and other tax refunds and claims therefore relating to the period prior to the Closing; (x) insurance policies; (xi) claims against third parties, based on activities occurring prior to Closing; (xii) any and all insurance proceeds or claims made by Sellers relating to property or equipment repaired, replaced or restored by Sellers prior to the Closing Date; (xiii) all pension, profit-sharing or cash or deferred compensation plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any; (xiv) all choses in action of Sellers relating to the Stations, which exist on or prior to the Closing Date and


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which related entirely to the period before the Closing Date; (xv) all deposits with utilities, governmental agencies, landlords and the like; and (xvi) all other assets not specifically included as the Stations' Assets (all of which are referred to as "Excluded Assets") shall be included in the assets being purchased by Buyer.

            (c) Liens. Sellers agree that the Stations' Assets to be conveyed on the Closing Date pursuant to this Agreement will be conveyed free and clear of all liens, charges, claims and encumbrances of any kind, except for restrictions and easements of record as of the date of this Agreement, none of which shall have a material adverse effect on the ability of the Buyer to continue operating the Stations in the same manner as they are now being operated, and except for liens and taxes not yet due and payable.

            (d) Liabilities. Buyer shall assume and undertake to pay, discharge and perform the obligations and liabilities of Sellers relating to the Stations and the Stations' Assets which are referenced in this Agreement for the period beginning, or arising out of events occurring on or after, 12:01 A.M. on the Closing Date. Except as otherwise expressly provided in this Agreement, Buyer will not assume, incur or be charged with, in connection with the transactions herein contemplated, any liabilities or obligations of any nature whatsoever, contingent or otherwise, of the Sellers or the Stations arising (i) prior to


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the Closing, or (ii) in connection with the operation of the Stations or the
Stations' Assets or any claims asserted against the Stations or the Stations' Assets relating to any event (whether act or omission) prior to the Closing, except for severance pay obligations to Sellers employees who are employed by Buyer as Buyer's employees immediately after the Closing. Except as specified in this Agreement, Sellers retain all obligations and liabilities not expressly assumed by Buyer hereunder without any liability to Buyer.

            (e) Trade Agreements. Schedule 1(e) includes, but is not limited to, a description of agreements for the sale of time on the Stations for merchandise or services ("Trade Agreements") on the date hereof and correctly sets forth Sellers' current obligations under each such Trade Agreement. On the Closing Date, Buyer shall assume the Trade Agreements listed on this Schedule; provided, however, that if Sellers' aggregate obligations under Trade Agreements as of the Closing Date exceed Ten Thousand Dollars ($10,000), then all amounts in excess of $10,000.00 shall be considered an operating expense of Sellers to be pro-rated in accordance with Section 3. The Trade Agreements shall be considered assumed by Buyer. Sellers shall use reasonable efforts to eliminate any negative balance in excess of $10,000.00 for Trade Agreements prior to the Closing Date.


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            Section 2. Purchase Price and Method of Payment.

            (a) Purchase Price and Method of Payment. The purchase price for the assets acquired hereunder shall be Sixteen Million Dollars ($16,000,000) (the "Purchase Price") which shall be paid to Sellers at Closing in same day funds by wire transfer to an account specified by Sellers at least two business days prior to Closing.

            (b) Allocation of Purchase Price. Buyer and Sellers agree that the Purchase Price shall be allocated to the Assets by Buyer, which allocation shall not be unreasonably refused by Sellers on or before the Closing Date.

            Section 3. Adjustments and Assumptions; Accounts Receivable. The expenses and income attributable to the operation of the Stations up to 12:01 a.m. on the Closing Date (the "adjustment time") shall be for the account of Sellers and thereafter shall be for the account of Buyer. Such expenses and income (excepting categories of income not included within the Stations' Assets) including, but not limited to, power and utility charges, lease rents, taxes (excluding taxes arising by reason of the transfer of the Stations' Assets, which shall be paid as specified in Section 16 hereof), San Juan and Mayaguez municipal license fees and FCC regulatory fees, and similar prepaid and deferred items shall be prorated between Sellers and Buyer as of the adjustment time.

            In furtherance hereof:


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            (a) Preliminary Adjustment. Sellers and Buyer shall use their reasonable best efforts to make all required proration adjustments at the Closing. To the extent the parties are unable to complete the adjustment and prorations at Closing, they shall make final adjustments as provided in Subsection (b) hereof.

            (b) Final Adjustment. Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Sellers a final proration and adjustment statement (the "Final Proration and Adjustment Statement") indicating the prorations as set forth above. Within ten (10) days of receipt of the Final Proration and Adjustment Statement, Sellers shall either accept the prorations set forth in the Final Proration and Adjustment Statement or give Buyer a notice disputing such prorations ("Notice of Disagreement"). If Sellers fail either to accept the prorations set forth in the Final Proration and Adjustment Statement or to give Buyer a Notice of Disagreement within ten (10) days of receipt of the Final Proration and Adjustment Statement, then Sellers shall be deemed to have accepted such prorations. The Notice of Disagreement shall state the amount that Sellers believe is due to Sellers ("Sellers' Amount"), and Buyer shall have ten
(10) days to accept or reject Sellers' Amount. If Buyer rejects Sellers' Amount, the dispute shall be submitted to a mutually-acceptable accountant (the "Accountant" for resolution as soon as practical, which resolution shall be final and binding on the parties. The fees of the Accountant


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shall be paid by the parties in inverse proportion to the award of the disputed amount to the parties (i.e., if Party A contends it is due $6,000, Party B contends Party A is due $4,000 and if Accountant determines that $5,200 is due Party A, then Party A shall pay 40% of the fees and Party B shall pay 60% of the fees). All amounts owed pursuant to this Section 3 shall be paid within ten (10) days of resolution of the amount due. If such amount is not paid within such ten
(10) day period, interest on such amount shall accrue until paid at the prime rate as published from time to time in the Wall Street Journal plus five percent (5%).

            (c) Accounts Receivable. All accounts receivable arising out of the conduct of the business and operations of the Stations prior to the Closing Date ("Sellers' Accounts Receivable") shall be identified and valued as of the day immediately prior to that date. Sellers hereby assign to Buyer Sellers' Accounts Receivable, effective upon the Closing Date, solely for the collection hereof. For a period of 120 days after the Closing Date, Buyer shall use reasonable efforts to collect Sellers' Accounts Receivable in the normal and ordinary course of business. Buyer's authority shall not extend to the compromise of any Sellers' Accounts Receivable or the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection unless authorized by Sellers in writing. Buyer shall apply all such amounts collected on Sellers' Accounts Receivable first to the account debtor's


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oldest invoice not in dispute (except that any such amounts collected by Buyer from account debtors who are also indebted to Buyer for the purchase of advertising time on the Stations may be applied to Buyer's account where there is a pre-existing bona fide dispute between Sellers and such account debtor with respect to all of its invoices), and Buyer shall provide to Sellers an aging report and a collections report and shall pay Sellers the full amount collected on Sellers' Accounts Receivable, net of commissions, within fifteen (15) days after the end of each calendar month during the above-mentioned 120 day period. Any of Sellers' Accounts Receivable remaining uncollected at the earlier of the termination date of this Agreement or the end of such 120 day period shall be re-assigned to Sellers for collection. All accounts receivable arising out of the conduct of the business and operation of the Stations on and after the Closing Date shall be and remain the property of Buyer.

            Section 4. The Closing.

            (a) FCC Consent. Consummation of the transactions contemplated hereunder is conditioned upon the FCC having given its consent in writing to the assignment to Buyer of the FCC licenses and other authorizations set forth in subparagraph 1(a)(i) hereof, and such consent having become "final", i.e., no longer subject to timely review by the FCC or by any court or, in the event of reconsideration upon its own motion or otherwise by the FCC or an appeal by any person to any court, upon the


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decision of such body becoming no longer subject to review (unless the Buyer agrees to close without such consent having become "final"). The Closing shall take place on a date not later than September 30, 1999 ("Outside Closing Date").

            (b) FCC Application. The parties agree to proceed, as expeditiously as practicable, to file or cause to be filed an application requesting FCC consent to the transactions here involved. The parties agree that said application shall be duly filed with the FCC not later than five (5) business days after the date of execution of this Agreement, and that such application shall be prosecuted by all parties in good faith and with due diligence. The parties hereto shall each bear their own legal fees and any and all costs and expenses not specified herein with respect to the sale and purchase of the Stations' Assets including, without limitation, the preparation of the applicable sections of the FCC application. However, all FCC filing fees shall be paid one-half each by Sellers and Buyer.

            (c) Closing. The date of Closing and the time thereof (herein referred to as the "Closing Date"), shall be as mutually agreed to by the parties; provided, that absent such agreement the Closing shall take place at 10:00 a.m. on the fifth business day after the FCC consent shall have become a "final order." Closing shall take place at the offices of Sellers' counsel in San Juan, Puerto Rico, or at such other place as may be mutually agreed to by the parties to this Agreement.


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            Section 5. Sellers' Representations and Warranties.

            Sellers represent, warrant and agree now and as of the Closing as follows:

            (a) Organization. Sellers are corporations duly organized and validly existing and in good standing under the laws of the Commonwealth of Puerto Rico, the only jurisdiction in which they conduct the business of operating the Stations. Sellers have the full power and authority to own the Stations' Assets and to carry on the business of the Stations as now being conducted.

            (b) Authorization of Agreement; No Breach.

                  (1) All corporate action necessary to be taken by or on the part of Sellers in connection with the transactions contemplated hereby has been duly and validly taken, and the execution, delivery and performance of this Agreement have been duly and validly authorized. Sellers have the full power and authority to execute, deliver and perform this Agreement and to consummate all the transactions hereby contemplated. Neither such execution, delivery and performance nor compliance by Sellers with the terms and provisions hereof will
(i) conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation and By-Laws of Sellers, (ii) (assuming receipt of all necessary approvals from the FCC) constitute a violation of, conflict with or result in any breach of or default under, result in any termination or


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modification of, or cause any acceleration of any obligation of the Stations, to which Sellers are a party or by which they are bound, or by which the Stations or any of the Stations' Assets may be affected, or any judgment, order, injunction, decree, law, regulation, rule or ruling of any court or other governmental authority to which Sellers, the Stations or the Stations' Assets are subject, or (iii) result in the creation or imposition of any lien, charge or encumbrance against the Stations or the Stations' Assets which is not released on or prior to Closing. Except for the consent of the FCC, and except for the consent of certain third parties as may be required in contracts to be assigned to Buyer hereunder, which consents Sellers shall use reasonable, good faith efforts to obtain but which shall not be a condition precedent to Closing (except for leases and agreements which are essential for the continued operation of the Stations in the manner operated by Sellers as of the date hereof, all of which are listed in Schedule 5(b)(1) hereof), no other consent, approval or authorization of, or filing with, any person, entity or agency of any kind not yet obtained is required. This Agreement constitutes the valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms (subject to any applicable bankruptcy, reorganization, insolvency or other laws, now or hereafter in effect, affecting creditors' rights generally as well as all rights in equity).


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                  (2) Sellers are not in violation or breach of any of the
terms, conditions or provisions of their Articles of Incorporation or By-Laws, or any court order, judgment, arbitration award, or decree relating to or affecting the Stations or the Stations' Assets to which Sellers are a party or by which they are bound and have received no notices of same.

            (c) Licenses and Authorizations. Sellers are, and on the Closing Date will be, the holder of the Licenses relating to the Stations, all of which are in full force and effect (and none of which shall be altered or modified between the date hereof and the Closing Date). Except as listed and described on
Schedule 1(a)(i), there is not pending, or to the knowledge of Sellers threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Licenses.

            (d) Personal Property. Schedule 1(a)(iii) hereto contains a complete and accurate list, as of the date hereof, of the tangible personal property used in the operation of the Stations. At the Closing, all of such property shall be owned by, and transferred to, Buyer free and clear of all liens, charges, claims and encumbrances of any kind.

            (e) Real Property. Schedule 1(a)(iv) hereto contains a complete and accurate list of the real property, as of the date hereof, owned by Sellers. At the Closing, all such property shall be owned by and transferred to Buyer, free and clear of all liens, charges, claims and encumbrances of any kind whatsoever.


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No condemnation proceeding is in existence concerning any of the real property;
there is no existing notice covering future condemnation; and Sellers have no reason to believe that the real property will be condemned. The improvements on the real property do not now and on the Closing Date will not violate in any material respects the provisions of any applicable building codes, fire regulations, building restrictions or other governmental ordinances, orders or regulations, and the real property will be conveyed free and clear of any such violations. The real property is zoned so as to permit the present commercial uses of the real property including, the business of radio broadcasting. There are no outstanding variances or special use permits materially affecting the real property or the uses thereof. All of the real property (including all improvements and fixtures thereon and appurtenances thereto) is in good condition and repair, ordinary wear and tear and normal usage excepted, and is adequate and suitable in all material respects for the operation of the Stations as presently operated.

            (f) Facilities. The transmitting facilities of the Stations, including the towers, antenna, guy lines, anchors, ground system and all other related buildings, structures and appurtenances are now and on the Closing Date will be located entirely within the confines of the real property.

            (g) Utilities. All utilities required for the operation of the real property and improvements thereon now and


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on the Closing Date will either enter the real property through adjoining public streets, or if the utilities pass through adjoining private land, the utilities do so in accordance with valid easements.

            (h) Environmental. There are not, nor have there been, during the ownership of the real property by the Sellers, any hazardous waste or hazardous materials, as defined by applicable federal and Commonwealth law, or spills thereof affecting the real property or its use for a radio station which has not been remediated. The Real Property is not subject to any investigation, claim, demand, proceeding, restriction, lien, encumbrance, order or agreement from, by or with any governmental authority or private party concerning any Environmental Law, or any release of any contaminant into the indoor or outdoor environment.

            (i) No Litigation. There is no suit, action or other proceeding pending or, so far as is known to Sellers, threatened against Sellers or the Stations which would, if determined against Sellers or the Stations, have a material adverse effect on the Stations or the Stations' Assets. There are no judgments, orders, decrees or injunctions against the Sellers or the Stations which adversely affect the Stations.

            (j) Taxes. All federal, state and local tax returns required to be filed by Sellers by the Closing Date (the "Tax Returns"), have or will have been filed with the appropriate


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governmental agencies in all jurisdictions in which Tax Returns are required to be filed.

            (k) Brokerage. Sellers agree to indemnify and hold harmless Buyer against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable because of any act, omission or statement of the Sellers. No broker or finder has been involved in this transaction or been engaged by Sellers.

            (l) Compliance With Laws. Sellers have materially complied with, and is not knowingly in violation of any federal or local laws, regulations, or orders affecting the Stations' Assets, or the operation of the Stations. Without limiting the generality of the foregoing:

                  (i) The Stations' transmitting and studio equipment is operating in material compliance with the terms and conditions of the Stations' Licenses, including without limitation all regulations concerning equipment authorizations and human exposure to radio frequency radiation.

                  (ii) Sellers have complied, in all material respects, with all applicable laws, rules and regulations relating to the employment of labor, including those concerning wages, hours, equal employment opportunity, collective bargaining, pension and welfare benefit plans, and the payment of Social Security and similar taxes, and Sellers are not liable for


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any arrearages of wages, tax withholding obligations, or any tax penalties due to any failure to comply with any of the foregoing.

            (m) Insurance. Sellers maintain insurance policies providing general coverage against risks commonly insured against. To Sellers' knowledge, all of such policies are in full force and effect and Sellers are not in default of any material provision thereof. Sellers have not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it. Sellers will continue to maintain such insurance coverage in full force and effect through the Closing Date.

            (n) No Misrepresentation or Omission. No representation or warranty by Sellers in any certificate or other document furnished or to be furnished by Sellers in connection with the transactions contemplated under this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading or will omit to state a material fact necessary in order to provide Buyer with accurate and complete information as to the Stations and the Stations' Assets.

            Section 6. Buyer's Representations and Warranties. Buyer represents, warrants and agrees now and as of the date of Closing as follows:


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            (a) Organization. Buyer is a corporation organized, validly existing and in good standing in the Commonwealth of Puerto Rico.

            (b) Authorization of Agreement; No Breach. All corporate action necessary to be taken by or on the part of Buyer in connection with the transactions contemplated hereby have been duly and validly taken and the execution, delivery and performance of this Agreement have been duly and validly authorized by Buyer, and Buyer has the full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions hereby contemplated. Neither such execution, delivery and performance nor compliance by Buyer with the terms and provisions hereof will (assuming receipt of all necessary approvals from the FCC) conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Buyer or any judgment, order, law, regulation or decree of any court or other governmental authority to which Buyer is subject, or any material agreement to which the Buyer is subject.

            (c) Qualification. Buyer has no knowledge of any facts which would, under present law (including the Communications Act) and present rules, regulations and practices of the FCC, disqualify Buyer as an assignee of the Licenses, or as an owner and/or operator of the Stations' Assets, and Buyer will not take, or unreasonably fail to take, any action which


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Buyer knows or has reason to know would cause such disqualification.

            (d) Litigation. There is no action, litigation or other proceeding pending or, so far as is known to Buyer, threatened against Buyer that would affect Buyer's ability to carry out this Agreement.

            (e) Brokerage. Buyer agrees to indemnify and hold harmless Sellers against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable because of any act, omission or statement of the Buyer. No brokerage or finder has been involved in this transaction or been engaged by Buyer.

            (f) Financial Qualification. Buyer is, and as of the Closing Date will be, financially qualified to enter into and undertake the performance of the obligations set forth in this Agreement.

            Section 7. Performance by Buyer. The obligations of Buyer hereunder are subject to the following conditions, which conditions shall be waivable by Buyer in its sole discretion:

            (a) Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct at the time of Closing hereunder as though made at and as of such time, and each and all of the agreements of the Sellers to be performed on or prior to


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the Closing hereunder pursuant to the terms of this Agreement shall have been duly performed, and Sellers shall have delivered to Buyer certificates, dated as of the Closing Date, to such effect reasonably acceptable in form and substance to Buyer.

            (b) Litigation, Etc. No litigation, action, suit, investigation or proceeding of any kind shall have been instituted or threatened before any court or governmental body, which would have a material adverse effect upon the Stations' Assets.

            (c) FCC Licenses. At the Closing, the Licenses shall be assigned and transferred to Buyer, shall be valid for the full license term then currently issued to the Stations, and shall contain no material adverse modifications of the terms of any such License from the terms in effect as of the date of this Agreement.

            (d) Real Property. Sellers shall have delivered to Buyer real estate leases and/or agreements duly executed for the real estate set forth at Schedule 1(a)(iv) in form reasonably satisfactory to counsel for Buyer.

            (e) Legal Opinion. Buyer shall have received the respective written opinions of corporate and communications counsel for Sellers, dated the Closing Date, in form and content reasonably acceptable to counsel for Buyer and collectively to the effect that:


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                  (i) Sellers are organized and validly existing and in good standing under the laws of the Commonwealth of Puerto Rico.

                  (ii) The Agreement has been duly authorized, executed and delivered by Sellers and is the valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms (subject to any applicable bankruptcy, reorganization, insolvency or other laws, now or hereafter in effect, affecting creditors' rights generally as well as all rights in equity).

                  (iii) Neither the execution, delivery and performance of this Agreement nor any instrument of sale required hereunder nor compliance by Sellers with the terms and provisions of this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation of Sellers or any judgment, order or decree known to such counsel, or any agreement known to such counsel other than an agreement listed in Schedule 1(a)(vi). Such opinion, at the option of such counsel rendering the opinion, may be in the form and be governed by and interpreted in accordance with the Legal Opinion Accord of the ABA Section of Business Law (1991).

            (e) Performance. Sellers shall have paid any and all taxes due and owing all taxing authorities having jurisdiction over Sellers, its employees and assets, and Sellers shall deliver certificates from its auditors confirming same. Sellers shall


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have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by Sellers prior to or at the Closing hereunder.

            Section 8. Sellers' Performance. The obligations of Sellers hereunder are subject to the following conditions, which conditions shall be waivable by Sellers in their sole discretion:

            (a) Payments, Etc. All payments hereunder which are due and payable by Buyer on or before the Closing Date shall have been paid and delivered in accordance with the terms of this Agreement, and Buyer shall have executed all of the documents required of it herein.

            (b) Representations and Warranties. Each of Buyer's representations and warranties contained herein shall be true and correct at the time of Closing, as though made at and as of such time, and Buyer shall have delivered to Sellers certificates to that effect, dated as of the Closing Date, reasonably acceptable in form and substance to Sellers.

            (c) Performance. Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing hereunder.

            (d) Litigation. No litigation, investigation or proceeding of any kind shall have been instituted or threatened before any court or governmental body which would adversely affect the ability of Buyer to comply in all material respects with the provisions of this Agreement.

            (e) Legal Opinion. Sellers shall have received an opinion of counsel for Buyer, dated the Closing Date, in form and content reasonably acceptable to Sellers' counsel to the effect that:

                  (i) Buyer is organized and validly existing and in good standing under the laws of the Commonwealth of Puerto Rico.

                  (ii) The Agreement has been duly authorized, executed and delivered by the Buyer, and duly ratified by Buyer's Board of Directors, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (subject to any applicable bankruptcy, reorganization, insolvency or other laws, now or hereafter in effect, affecting creditors, rights generally as well as all rights in equity).

                  (iii) Neither the execution, delivery and performance of this Agreement nor compliance by Buyer with the terms of this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Buyer or any judgment, order or decree known to such counsel, or any material agreement known by such counsel to which Buyer is subject. Such opinion, at the option of such counsel rendering the opinion, may be in the form and be governed by and interpreted in accordance with the Legal Opinion Accord of the ABA Section of Business Law (1991).

            Section 9. Rights of Indemnification.

            (a) Except as specifically assumed by Buyer hereunder, it is understood and agreed that Buyer does not assume and shall not be obligated to pay, any liabilities of the Sellers under the terms of this Agreement, and unless expressly provided for herein, it shall not be obligated to perform any obligations of the Sellers, of any kind or manner. All representations, warranties and agreements by Sellers shall survive the Closing for a period of two (2) years from the date of Closing notwithstanding any investigation at any time by or on behalf of Buyer. Sellers hereby agrees to indemnify and hold Buyer and its successors and assigns (collectively, "Indemnified Parties" and individually, an "Indemnified Party") harmless for a period of two (2) years from the date of Closing from and against any and all damage, liability, deficiency or expense (including, without limitation, reasonable attorney's fees) arising out of or resulting from any material misrepresentation or breach of warranty on the part of Sellers under this Agreement. Sellers hereby agree to indemnify and hold Buyer and its successors and assigns (collectively, "Indemnified Parties", and individually, an "Indemnified Party") for a period of two (2) years from the date of Closing, harmless from and against:

                  (i) Any and all claims, liabilities and obligations, damages, liability, deficiency or expense not expressly assumed by Buyer pursuant to this Agreement, arising from or related to the Sellers' ownership or operation of the Stations or the Stations' Assets prior to the Closing hereunder, including without limitation, any claims arising in connection with any failure by Sellers to pay or discharge any liability relating to the Stations that is not expressly assumed by Buyer pursuant to the provisions of this Agreement;

                  (ii) Any and all damage, liability, deficiency or expense (including, without limitation, reasonable attorneys' fees) arising out of all third party disputes arising from or related to the Sellers' ownership or operation of the Stations or the Stations' Assets prior to the Closing hereunder.

                  (iii) Any and all fees, costs and expenses of any kind, related or incident to any of the foregoing (including, without limitation, reasonable legal fees and expenses).

                  (iv) Any and all severance pay or other employment related payment required to be paid with respect to any employee of the Stations not employed by Buyer or any liability or obligation arising under any employment contract, assumed or not, relating to the payment of compensation, bonuses or benefits accrued prior to the Closing Date.

                  (v) Notwithstanding the foregoing, Sellers shall have no obligation to indemnify Buyer unless and until the aggregate amount of damages exceeds Ten Thousand Dollars ($10,000) (the "Basket"), at which time indemnification for the full amount of all damages (including the first $10,000) shall be due; provided, however, that payments due or made in connection with the prorations specified in Section 3 shall not be applied to the Basket.

            (b) If any claim or liability shall be asserted against any Indemnified Party which would give rise to a claim by such Indemnified Party against Sellers for indemnification under the provisions of this Section, such Indemnified Party shall promptly notify the Sellers in writing of the same providing details of the claim and give all reasonable cooperation in the defense thereof and the Sellers shall be entitled at its own expense to compromise or defend any such claim provided. Failure to give prompt notification shall not limit the Sellers' obligation except to the extent it is actually prejudiced by the delay in notice.

            (c) Buyer hereby agrees to indemnify and hold the Sellers and their successors and assigns (collectively, "Indemnified Parties", and individually, an "Indemnified Party"), for a period of two (2) years from the date of Closing, harmless from and against:

                  (i) Any and all claims, liabilities and obligations, damages or expenses arising from or related to the ownership or operation of the Stations or the Stations' Assets subsequent to the Closing hereunder, including claims from third parties; and

                  (ii) Any and all damage, liability, deficiency or expense (including, without limitation, reasonable attorneys' fees) resulting from any material misrepresentation or breach of warranty, or obligation of Buyer arising under this Agreement.

                  (iii) Notwithstanding the foregoing, Buyer shall have no obligation to indemnify Sellers unless and until the aggregate amount of damages exceeds the Basket, at which time indemnification for the full amount of all damages (including the amount of the Basket) shall be due; provided, however, that payments due or made in connection with the prorations specified in Section 3 shall not be applied to the Basket.

            (d) If any claim or liability shall be asserted against the Sellers which would give rise to a claim by the Sellers against Buyer for indemnification under the provisions of this Section, Sellers shall promptly notify Buyer of the same and give all reasonable cooperation in the defense thereof and Buyer shall be entitled at its own expense to compromise or defend any such claim.

            (e) Anything in this Section 9 to the contrary notwithstanding, the indemnifying party shall not, without the written consent of the Indemnified Party, settle or compromise any third party claim or consent to the entry of judgment (i) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the third party claim, or (ii) if there is a reasonable probability that a claim may impose any non-monetary obligation upon the Indemnified Party.

            (f) Except for specific performance of Sellers' obligation to effectively and lawfully convey the Stations' Assets to Buyer as provided in this Agreement, the right to indemnification hereunder shall be the exclusive post-Closing remedy of any party in connection with or arising out of this Agreement including, without limitation, any breach by another party of its representations, warranties or covenants in this Agreement. SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Except for specific performance of Sellers' obligation to effectively and lawfully convey the Stations' Assets to Buyer as provided in this Agreement, each party hereby releases and discharges the other party from any liability or claim with respect to post-Closing remedies for which there is not an express indemnity under this Agreement.

            Section 10. Closing Indemnification Escrow Agreement. At the Closing, Sellers shall pay to _______________ as Escrow Agent (the "Indemnification Escrow Agent"), the sum of Four Hundred Thousand Dollars ($400,000.00) to be held and distributed pursuant to the terms of the Closing Indemnification Escrow Agreement to be executed by and among Sellers, Buyer and the Closing Indemnification Escrow Agent in the form of Exhibit A attached hereto and made a part hereof.

            Section 11. Risk of Loss. The risk of any loss, damage or destruction to any of the Stations' Assets to be transferred hereunder from fire or other casualty or cause shall be borne by the Sellers at all times prior to the Closing Date hereunder. Subject to the provisions hereof, Buyer shall have the option in the event the loss or damage exceeds Fifty Thousand Dollars ($50,000.00) and the property cannot be substantially repaired or restored before the Closing Date, exercisable within ten (10) days after receipt of such notice from Sellers to:

                  (i) Postpone the Closing until such time as the property has been completely repaired, replaced or restored to Buyer's reasonable satisfaction, unless the same cannot be reasonably effected within five (5) months of notification, at which time Buyer may terminate this Agreement.

                  (ii) Elect to consummate the Closing and accept the property in its "then" condition, in which event Sellers shall assign all rights under any insurance claims covering the loss and pay over (as part of the Stations' Assets) any proceeds under any such insurance policy theretofore received by Sellers with respect thereto. Upon the assignment of such insurance claims to Buyer, Sellers shall have no further obligation to Buyer for any loss of value to the Stations' Assets. In the event Buyer elects to postpone the Closing Date as provided in Subparagraph (i) above, the parties hereto will cooperate and extend the time during which this Agreement must be closed as specified in Section 4(a) hereof.

            Section 12. Sellers' Performance at Closing. At the Closing hereunder, the Sellers will:

            (a) FCC Licenses. Deliver to Buyer assignments of all Licenses to Buyer in customary form and substance.

            (b) Personal Property. Deliver to Buyer a bill of sale and all other appropriate documents and instruments in customary form and substance assigning good title to all personal property being sold to Buyer pursuant to this Agreement, free and clear of any liens, charges, claims or encumbrances of any kind.

            (c) Real Property. Deliver to Buyer all appropriate documents and instruments to vest in Buyer as lessee or usee real estate leases and/or use agreements in form reasonably satisfactory to counsel for Buyer.

            (d) Assignment of Agreements. Except as qualified in Section 5(b)(1), deliver to Buyer such assignments and further instruments of transfer as Buyer may reasonably require to effectuate the assignment to it of those Stations contracts, leases and agreements to be assigned to it as set forth on Schedule 1 (a)(vi) to this Agreement, as may be updated relative to contracts, leases and agreements as may be entered into by Sellers in the ordinary and customary course of business between the date hereof and the Closing Date with Buyer's reasonable consent, not to be unreasonably withheld.

            (e) Adjustments and Payment. If the adjustments and assumptions provided for in Section 3 result in a net amount owing by the Sellers to Buyer, deliver a cashier's check or wire transfer to Buyer for such amount at the Closing.

            (f) Opinions. Deliver to Buyer the written opinions of Sellers' respective corporate and communications counsel, dated as of the Closing Date, pursuant to the provisions of this Agreement.

            (g) Officer's Certificate. Deliver to Buyer its certificate attesting to the accuracy of all representations and warranties and due performance of all obligations.

            (h) Originals. Deliver to Buyer the originals, if available, of all contracts, leases, agreements, commitments and trademark and copyright registrations to be assigned to Buyer under this Agreement.

            (i) Resolutions. Deliver to Buyer certified resolutions of Sellers' directors and stockholders authorizing Sellers to enter into this Agreement.

            (j) Closing Indemnification Agreement. Deliver, execute and fund the Closing Indemnification Agreement attached hereto as Exhibit A.

            (k) Other Documents. Deliver to Buyer such other documents as counsel for Buyer may reasonably request for the purpose of consummating the transactions described herein.

            Section 13. Buyer's Performance at Closing. At the Closing:

            (a) Payment. Buyer will deliver to Sellers by confirmed wire transfer, the monies payable at the Closing as set forth in the appropriate provisions of Section 2 hereof.

            (b) Adjustments and Payment. Buyer will, if the adjustments and assumptions provided for in Section 3 hereof result in a net amount owing to the Sellers by Buyer, deliver a cashier's check or wire transfer to Sellers for such amount at the Closing.

            (c) Opinion. Deliver the written opinion of its counsel, dated as of the Closing Date, pursuant to the provisions of this Agreement.

            (d) Officer's Certificate. Deliver to Sellers its certificate attesting to the accuracy of all of Buyer's representations and warranties and due performance of all obligations.

            (e) Assumptions. Buyer shall deliver to Sellers such assumption agreements and other documents in form and substance reasonably satisfactory to Sellers as are required to make, confirm and evidence Buyer's assumption of and obligation to pay, perform, or discharge Sellers' obligations under those contracts to be assumed by Buyer pursuant to this Agreement.

            (f) Resolutions. Buyer shall deliver certified resolutions of Buyer's directors and stockholders authorizing Buyer to enter into this Agreement.

            (g) Certificate. Buyer shall deliver a Certificate of Good Standing from the Commonwealth of Puerto Rico, dated not more than five (5) business days prior to the Closing Date.

            (h) Closing Indemnification Agreement. Buyer shall execute and deliver the Closing Indemnification Agreement attached hereto as Exhibit A.

            (i) Other Documents. Deliver to the Sellers such other documents as counsel for Sellers may reasonably request for the purpose of consummating the transactions described herein.

            Section 14. Default and Remedies.

            (a) Breach and Opportunity to Cure. If either party believes the other to be in default hereunder, the nondefaulting party shall provide the defaulting party with notice specifying in reasonable detail the nature of such default. If such default has not been cured by the earlier of: (i) the Closing Date, or (ii) within twenty (20) days after delivery of such notice (a "Default Notice"), then the party giving such notice may (x) terminate this Agreement, provided it or they is/are not in material default as provided herein, (y) extend the Closing Date under Section 4 (but no such extension shall constitute a waiver of such nondefaulting party's right to terminate as a result of such default), and/or (z) exercise the remedies available to such party pursuant to Section 14(b) or 14(c), subject to the right of the other party to contest such action through appropriate proceedings.

            (b) Sellers' Remedies. Buyer recognizes that if, as a result of Buyer's default, the transactions contemplated hereby are not consummated, Sellers would be entitled to compensation, the extent of which is extremely difficult and impractical to ascertain. The parties, therefore, agree that if this Agreement is not consummated due to the material default of Buyer (any failure on Buyer's part to consummate in accordance with its obligations under this Agreement being deemed "material"), provided that Sellers is not in material default, Sellers shall be entitled to liquidated damages in the amount of $250,000 which shall be Sellers sole and exclusive remedy and shall be in lieu of any and all other relief to which Sellers might otherwise be entitled due to Buyer's failure to consummate, or default under, this Agreement.

            (c) Buyer's Remedies. Sellers agree that the Stations' Assets include unique property that cannot be readily obtained on the open market and that Buyer would be irreparably injured if this Agreement is not specifically enforced after default. Therefore, Buyer shall have the right to specifically enforce Sellers' performance under this Agreement providing Buyer is not materially in default, and Sellers agree to waive the defense in any such suit that Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. In the event Buyer elects to terminate this Agreement as a result of Sellers' material default instead of seeking specific performance providing that Buyer is not materially in default (the remedies being alternative, not cumulative), Buyer shall be entitled to bring an action for liquidated damages in the amount of $250,000 which shall be Buyer's sole and exclusive remedy and shall be in lieu of any and all other relief to which Buyer might otherwise be entitled due to Sellers' failure to consummate, or default under, this Agreement.

            Section 15. Termination.

            (a) Absence of Commission Consent or Court Approval. This Agreement may be terminated at the option of either party upon notice to the other if the FCC consent has not become a final order by September 30, 1999; provided, however, that a party may not terminate this Agreement if (i) such party's action, inaction or qualifications, has caused, or materially contributed to, a delay in any decision or determination by the FCC, or (ii) the party seeking to terminate the Agreement pursuant to this Section 15(a) is in material default hereunder.

            (b) Designation for Hearing. The provisions of Section 15(a) notwithstanding, either party may terminate this Agreement upon notice to the other, if, for any reason, the assignment application is designated for hearing by the FCC, unless such designation for hearing arises from, is based upon, or relates to the action, inaction or qualifications of the party seeking to terminate, in which case such party shall have no right of termination; provided, however, that notice of termination must be given within twenty (20) days after release of the hearing designation order.

            (c) Legal Actions. If, prior to the Closing Date, any action, suit, or proceeding shall have been instituted by or before any court or other governmental authority (other than the FCC) to enjoin, restrain, or prohibit the consummation of the transactions contemplated hereby, the Closing may be adjourned at the option of either party (with prior consent of the FCC if necessary, which consent both parties will use their reasonable best efforts to obtain), for a period of up to ninety (90) days, and if, at the end of such period, the action, suit, or proceeding shall not have been favorably resolved, either party may, by written notice to the other, terminate this Agreement, provided, however, that if such action, suit, or proceeding shall have been solicited or encouraged by, or instituted as a result of, any act or omission of, Sellers or Buyer, then such party shall not have any right of adjournment or termination pursuant to this Section.

            (d) In addition, this Agreement may be terminated at any time on or prior to the Closing Date: (i) by the mutual written consent of Sellers and Buyer; or (ii) by any non-defaulting party hereto if within seven (7) business days after the date hereof, an application for FCC consent to the assignment of the FCC Licenses to Buyer and the consummation of the transactions contemplated by this Agreement that is acceptable for filing, subject to reasonable supplementation and modification, has not been tendered for filing with the FCC (provided that the non-defaulting party shall have used all reasonable efforts to cooperate in the preparation of such application). A termination pursuant to this Section 15 shall not relieve any party of any liability it may otherwise have for a breach of this Agreement.

            Section 16. Sales and Transfer Taxes and Fees. All stamps, fees and costs for the transfer and sale of the Real Property shall be paid consistent with Puerto Rico custom and practice.

            Section 17. Survival of Representations and Warranties. The several representations and warranties of the parties contained herein shall survive the Closing for a period of one (1) year; provided, however, that the representations and warranties set forth in Section 9(a)(iv) (obligations to employees), in Section 5(h) (Environmental), and 5(j) (Taxes), shall survive the Closing until the expiration of the applicable statute of limitations, as may be extended by waiver of the party which made the subject representation and/or warranty or interruption thereof in accordance with applicable law, as the case may be.

            Section 18. Public Announcements.

            (a) Prior to the Closing Date, no party shall, without the approval of the other party hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other party and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. Nothing in this Agreement shall be construed to limit Sellers' normal duty to publish all announcements required by the FCC and to make the filings with the FCC contemplated by this Agreement.

            (b) Notwithstanding the foregoing, the parties acknowledge that the rules and regulations of the FCC require that public notice of the transactions contemplated by this Agreement be made after the application for the FCC's consent has been filed with the FCC. The form and substance of such public notice, to the extent not dictated by the Communications Act or the rules and regulations of the FCC, shall be mutually agreed upon by Sellers and Buyer.

            Section 19. Miscellaneous.

            (a) Schedules and Exhibits. All schedules and exhibits attached to this Agreement (and all other documents referred to therein) shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.

            (b) No Assignment, Successors, Assigns, Etc. This Agreement shall not be assigned or conveyed by any party hereto to any other person or entity without the prior written consent of the other parties hereto, except that Buyer may assign this Agreement and the rights and obligations hereunder to any of its affiliates which will not release Buyer from any of the obligations and undertakings provided for herein, and except that Sellers may assign their rights and duties to a commonly-controlled entity, which assignment will not release Sellers from any of its obligations and undertakings provided for herein.

            (c) Construction. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Puerto Rico.

            (d) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            (e) Notices. Any notice or other communications shall be in writing and shall be considered to have been duly given when personally delivered or deposited into first class certified mail, postage prepaid, return receipt requested:

                  (i)  If to the Buyer to:

                       Spanish Broadcasting System
                         of Puerto Rico, Inc.
                       c/o 3191 Coral Way  Suite 805
                       Miami, Florida 33145
                       ATTN: Raul Alarcon, Jr., President

                  cc:  Jason L. Shrinsky, Esq.
                       Kaye, Scholer, Fierman, Hays
                         & Handler, LLP
                       901 Fifteenth Street, N.W.
                       Washington, D.C. 20005

                  (ii) If to Sellers to:

                       LaMega Estacion, Inc.
                       Guayama Broadcasting Company, Inc.
                       Cobian's Plaza - Suite 102
                       1607 Ponce de Leon Ave
                       Santurce, Puerto Rico 00909
                       ATTN:  Jose Raul Fuster

                  cc:  Rogelio Munoz, Jr., Esq.
                       Munoz, Boneta, Gonzalez, Arbona,
                         Benitez & Peral
                       208 Ponce de Leon Avenue, Popular Centre
                       Suite 1800
                       Hato Rey, Puerto Rico 00918-1009

            (g) Integration. Except as herein expressly provided, this Agreement embodies the entire agreement and understanding among Sellers and Buyer, and supersedes all prior agreements and understandings, whether oral or in writing, with respect to the purchase and sale of the Stations' Assets.

            (h) Amendment. This Agreement shall not be amended or modified in any manner except by a written document executed by the party or parties against whom enforcement of such amendment or modification may be sought.

            (i) Confidentiality. Buyer and Sellers agree that each will use its best efforts to keep confidential all of the information of a business or confidential nature obtained by it from the other (including, but not limited to, the identity of Buyer, the proposed terms of this Agreement, and information pertaining to Sellers, whether related to the Stations or otherwise; and, in the event that the transactions contemplated herein are not consummated, in addition to the other continuing obligations of the parties which shall survive the term of this Agreement, the duties and obligations of the parties and their respective agents and confidants shall continue for a term of twelve (12) months from its termination regarding maintaining confidentiality as herein above set forth; and, further, each of the parties will return to the other all documents, copies and other materials obtained from the other in connection therewith. This Section shall not prevent either party from disclosing such confidential information to their respective attorneys, bankers, underwriters or investors as may be appropriate in furtherance of this transaction (provided, however, such party shall similarly be bound by this confidentiality provision) or to comply with any governmental policy, regulation or law.

            (j) Severability. If any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

            IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed through their duly authorized officers on the day and year first above written.

                                        SPANISH BROADCASTING SYSTEM OF
                                             OF PUERTO RICO, INC.


                                         By: /s/ Joseph A. Garcia
                                             -----------------------------------
                                             Name: Joseph A. Garcia
                                             Title: Vice-President

                                        GUAYAMA BROADCASTING COMPANY, INC.


                                         By: /s/ Jose Raul Fuster
                                            -----------------------------------
                                             Name: Jose Raul Fuster
                                             Title: President

                                        LaMEGA ESTACION, INC.


                                         By: /s/ Jose Raul Fuster
                                             -----------------------------------
                                             Name: Jose Raul Fuster
                                             Title: President

                          LIST OF SCHEDULES & EXHIBITS

Schedule 1(a)(i)           Licenses & Authorizations                   Page  2
Schedule 1(a)(iii)         Personal Property                           Page  3
Schedule 1(a)(iv)          Real Property                               Page  3
Schedule 1(a)(vi)          Contracts, Leases & Agreements              Page  4
Schedule 1(e)              Trade Agreements                            Page  6
Schedule 5(b)(i)           Material Agreements                         Page 14

Exhibit A                   Closing Indemnification Escrow Agreement

                                SCHEDULE 1(a)(vi)

                        CONTRACTS, LEASES AND AGREEMENTS

1. Lease Agreement by and between Juba Realty, Inc., as lessor, and Guayama Broadcasting Corp. as lessee, dated Jan 26, 1997, as amended.

2. LMA by and between Guayama Broadcasting Co., Inc. and HQ 103, Inc. dated July 23, 1997.

3. Arbitron Agreement dated October 31, 1997, as amended October 21, 1998. Audience Measurement Agreement maximiSer.

                              EMPLOYMENT CONTRACTS

A. Guayama Broadcasting Corp. and Ronald Campos Santiago dated 4/2/97.

B. Guayama Broadcasting Co., Inc. and Carlos Andino Alejandro dated 2/18/97.

C. Guayama Broadcasting Co., Inc. and Reinaldo J. Quinones dated 3/2/98.

D. Guayama Broadcasting Co., Inc. and Roxanna Velez Saldana dated 2/17/98.

E. Guayama Broadcasting Co., Inc. and Ana Ines Mayoral dated 11/1/97.

F. Guayama Broadcasting Co., Inc. and Sarita del Castillo (no date).

G. Guayama Broadcasting Corp. and Sylvia Alvarez de Rodriguez dated 2/18/97.

H. Guayama Broadcasting Corp. and Ronald Campos Santiago dated 4/2/97.

I Guayama Broadcasting Co., Inc. and Jose Guillermo Fourquet dated 8/5/96.